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Exhibit 11
Earnings Per Share

                                                   Three months ended
                                                       March 31,
                                                    2002         2001
                                                 ---------     --------
     Numerator:
          Net income                             $ 127,501     $ 76,837

     Denominator:
          Denominator for basic earnings per
              share--weighted-average shares       388,052      388,052

          Effect of dilutive securities:
              Nonqualified stock options             7,530        7,530
                                                 ---------     --------
          Denominator for diluted earnings
              per share                            395,582      395,582
                                                 =========     ========

     Basic earnings per share                    $    0.33     $   0.20
                                                 =========     ========

     Diluted earnings per share                  $    0.32     $   0.19
                                                 =========     ========